Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations and Corporate Communications
847-405-2515 — thuch@cfindustries.com Susan Fisher Manager, Corporate Communications 847-405-2551 — shfisher@cfindustries.com

CF Industries Temporarily Halts Production at Port Neal Facility;

Precautionary Measure in View of Possible Flooding

DEERFIELD, Illinois — (Business Wire) — June 6, 2011: CF Industries Holdings, Inc. (NYSE: CF) today announced the temporary halt of production at its Port Neal nitrogen manufacturing complex in Sergeant Bluff, Iowa, located near Sioux City on the Missouri River. The company is taking this step as a precautionary measure until the impact of rising water levels is known.

Commenting on the decision, CF Industries Vice President of Manufacturing and Distribution Tony Will said, “In preparation for potential flooding at Port Neal, we are nearing completion of construction of an earthen berm that we believe will protect the plant. We appreciate the extraordinary efforts of our employees at Port Neal and from other CF Industries locations in the region to protect our assets and ensure safe operations. We are in contact with our customers and will let them know when we expect to resume production and deliveries from this facility.”

The company’s Port Neal complex has the capacity to produce more than one million tons of nitrogen products annually for agricultural and industrial customers.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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